Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ ANNOUNCES SECOND QUARTER EARNINGS RELEASE AND CONFERENCE CALL

Beverly Hills, Calif., — July 1, 2013 — Starz (NASDAQ: STRZA, STRZB) and Chief Executive Officer, Chris Albrecht, will host a conference call to discuss results for the second quarter of 2013 on Thursday, August 1st at 12:00 PM (ET).  During the call, Mr. Albrecht will discuss the company’s financial performance and may discuss future opportunities.

Please call PGI at (877) 591-4953 or (719) 325-4867 at least 10 minutes prior to the call.  Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.

Replays of the conference call can be accessed through 6:00 p.m. (ET) on August 8th, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9956112#.

In addition, the second quarter earnings conference call will be broadcast live via the Internet. All interested participants should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the web cast. Links to the press release and replays of the call will also be available on the Starz investor website. The conference call and related materials will be archived on the website for one year.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation).  For more information, visit: www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of March 31, 2013, STARZ and ENCORE serve a combined 56.7 million subscribers, including 21.6 million at STARZ, and 35.1 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third flagship brand, MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY.  Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contact:

Courtnee Ulrich

Starz Investor Relations

(720) 875-5420

courtnee.ulrich@starz.com